Exhibit 10.8

Enforcement Video, LLC EBITDA Bonus Plan

Each of the following persons shall be entitled to receive a bonus equal to the specified percentage of EBITDA for each of the quarters ended March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016:

Executive	Percentage of EBITDA
Vanman	3.0%
Coffman	2.0%
Walker	0.5%

For purposes of the EBITDA Bonus Plan, EBITDA is defined as net income, plus interest expense, depreciation and amortization.

To be eligible for the bonus, the executive must be employed by Enforcement Video, LLC and serving in his current position when the bonuses are paid.